June 30, 2008

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation to Close Loan Production Offices

LINCOLN, NE – June 30, 2008 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today that the Bank will close all of its nine loan production offices across the country in an effort to direct its lending activity to its primary market area of Nebraska, Iowa and Kansas.

The lending offices being closed are located in Phoenix, Arizona; Colorado Springs, Denver and Fort Collins, Colorado; Orlando, Florida; Minneapolis, Minnesota; Las Vegas, Nevada and Charlotte and Raleigh, North Carolina.

“Due to the continued housing and economic challenges in many areas of the country, TierOne is refocusing our lending efforts in our existing bank market area,” said Gilbert G. Lundstrom, chairman and chief executive officer.

Loans with existing customers will continue to be serviced by TierOne. The three Colorado offices are scheduled to close by July 30. The Las Vegas, Phoenix and Raleigh offices will close by late summer. Loan servicing functions for existing customers will be retained in Charlotte, Minneapolis and Orlando at this time. Customers associated with each loan production office will be notified directly of the pending change.

Twenty employees currently work in the Bank’s loan production offices. Five are expected to be retained to assist with loan servicing and customer communication. The remaining staff will be offered severance packages. The office closings are not expected to impact employment at the Company’s headquarters in Lincoln, Nebraska.

Lundstrom said the Bank intends to leverage its extensive retail franchise throughout Nebraska, Iowa and Kansas, its name recognition and community involvement and its knowledge of the local market place to strengthen its lending operation.

“These efforts combined with the greater stability of the Midwest lending environment are expected to contribute to our growth and improve asset quality,” Lundstrom said.

To expand its ability to originate residential construction and commercial real estate loans, the Bank opened its first loan production offices in Colorado and Minnesota in late 2002 and 2003. The Arizona, Florida and North Carolina offices were purchased by the Bank from First Indiana Bank in late 2004. The Las Vegas office was opened in 2005.

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, unanticipated issues related to the closing of the loan production offices; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

# # #